Exhibit 99.1

Contact:	Julie Fornaro / Jennifer Little Amies Communications 949-863-1910 x14 / x27 Julie@amies.com / Jennifer@amies.com

KBS Real Estate Investment Trust Acquires $24.25 Million Sabal Pavilion Property in Tampa, Florida

Transaction marks the first property asset in the KBS Real Estate Investment Trust, a publicly offered, non-traded REIT

Newport Beach, CA – July 07, 2006 – KBS Capital Markets Group, an affiliate of KBS Capital Advisors and KBS Realty Advisors, announced today that KBS Real Estate Investment Trust (KBS REIT) has acquired Sabal Pavilion, a four-story office building in East Tampa, for $24.25 million. The purchase marks the first property asset for KBS REIT, a publicly offered, non-traded real estate investment trust. As a class A office property boasting a highly desirable location in a region of steady growth, Sabal Pavilion will be a core asset for KBS REIT. The 120,500-square foot Sabal Pavilion was purchased from Capital Partners, an unaffiliated, Miami based organization. Built in 1998, the building is currently 100 percent leased to Ford Motor Credit Company, one of the world’s largest auto financing companies.

“Sabal Pavilion’s single or multi-use tenant design, amenities and location will make it an attractive property for many years to come,” says Charles Schreiber, Chairman and Chief Executive Officer of KBS REIT. “This asset meets the strict criteria for core assets within KBS REIT. With the acquisition of this premier office property, we are well on our way to fulfilling our primary objectives for KBS REIT: generating cash dividends through the acquisition of well-leased, income-producing office, industrial and retail properties in large, metropolitan U.S. markets.”

Sabal Pavilion is located at 3620 Queen Palm Drive in Tampa’s premier Sabal Park, the largest mixed-use business park on the West Coast of Florida, according to CB Richard Ellis. As a Verizon Smart Park, Sabal Park has continually attracted Fortune 500 companies with its highly picturesque setting and amenity base that includes three hotels (a fourth under construction), five restaurants, a dry cleaner, three banks, full-service childcare facility, tennis court and walking/jogging trail.

Sabal Pavilion and Sabal Park are situated ten miles east of downtown Tampa with immediate access to all main thoroughfares including Martin Luther King Boulevard East. The region has been the site of many recent business relocations and expansions. The steady growth is directly influenced by numerous improvements currently underway with the region’s transportation infrastructure.

The unique hybrid investment strategy of KBS REIT is focused on both equity and debt investments, differentiating the REIT from many other real estate investments. KBS REIT seeks to allocate approximately 70 percent of invested capital to traditional core real estate while the remaining 30 percent may be allocated to value-added properties and higher yielding structured debt products such as mezzanine loans made to third-party owners of real estate, yet collaterized by the same type of real estate assets.

About KBS REIT

KBS REIT is offered to the public through national and regional broker/dealers as well as independent financial planners. KBS REIT was formed by Peter Bren, President, Charles Schreiber, Chief Executive Officer and Chairman, Peter McMillan, Executive Vice President and Treasurer and Keith Hall, Executive Vice President. The investment objectives of KBS REIT include monthly cash dividends, capital preservation and long-term capital appreciation. For more information, visit www.kbsreit.com.

KBS Companies

Headquartered in Newport Beach, California, KBS Capital Markets Group is the dealer manager for KBS REIT. KBS Capital Advisors is the advisor for KBS REIT. Both companies are affiliates of KBS Realty Advisors, a premier real estate investment firm that has invested or managed more than $6.0 billion since the company’s inception in 1992. KBS Realty Advisors (www.kbsrealty.com) was founded and is operated by Peter Bren, president and chairman, and Charles J. Schreiber, Jr., CEO. KBS has offices in Newport Beach, San Francisco, Chicago, Boston, Dallas, New York, Washington, DC and Los Angeles.

Leveraging the extensive experience of KBS Realty Advisors, KBS Capital Markets Group, provides financial intermediaries and their clients with the opportunity to participate in unique, institutional-grade investments. From the firm’s Newport Beach headquarters, KBS Capital Markets Group is operated by Greg Brakovich and an exceptional senior management team with more than three decades of operating leading distribution for several of America’s largest financial services companies. For more information, visit www.kbs-cmg.com.

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussions regarding KBS REIT’s use of proceeds and certain other factors that may affect future earnings or financial results. Such statements involve risks and uncertainties which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include changes in general economic conditions, changes in real estate conditions, construction delays, changes in interest rates, lease-up risks, lack of financing availability and lack of capital proceeds. This is neither an offer nor a solicitation to purchase securities. Such an offer can be made only by means of a prospectus. To obtain a prospectus, please contact your investment professional or KBS Capital Markets Group, LLC at 660 Newport Center Drive, Suite 1200, Newport Beach, CA 92660 (866-KBS-4CMG).